MDU Resources Reports Robust Growth in 2023; Initiates Guidance for 2024
•Record electric retail sales volumes.
•Record pipeline earnings and natural gas transportation volumes.
•Record construction services revenues, earnings and EBITDA.
•2024 guidance: Regulated energy delivery earnings in the range of $170 million to $180 million; construction services revenues of $2.9 billion to $3.1 billion with EBITDA of $220 million to $240 million.
•Investor Day scheduled for March 13 at NYSE.

BISMARCK, N.D. — Feb. 8, 2024 — MDU Resources Group, Inc. (NYSE: MDU) today reported strong 2023 results from its utility, pipeline and construction services businesses. It also completed in the fourth quarter of 2023 the tax-free exchange of its retained shares in Knife River Corporation, the construction materials business that it spun off on May 31, 2023.

“Through the hard work and dedication of our employees, 2023 was truly an outstanding year for MDU Resources as we continue to transform our company,” said Nicole A. Kivisto, president and CEO of MDU Resources. “In addition to successfully completing the spinoff of Knife River Corporation as we work toward becoming a pure-play regulated energy delivery company, we had record results across our remaining businesses. Our pipeline business had record earnings with continued system expansion and strong demand for storage services, and our utility business benefited from rate relief in certain jurisdictions as well as customer and demand growth. Our construction services business also had a fantastic year, with record revenue, earnings and EBITDA.”

The following table summarizes the company's results:

	Twelve months ended Dec. 31,
	2023	2022
	(in millions, except per share amounts)
Net income	$414.7	$367.5
Earnings per share, diluted	$2.03	$1.81

Income from continuing operations[1]	$480.4	$250.8
Earnings per share from continuing operations, diluted[1]	$2.36	$1.23

Adjusted income from continuing operations[2,3]	$305.1	$254.5
Adjusted earnings per share from continuing operations, diluted[2,3]	$1.50	$1.25

Regulated energy delivery earnings	$167.0	$137.6

Construction services
Revenue	$2,854.4	$2,699.2
Earnings	$137.2	$124.8
EBITDA[3]	$222.7	$193.4
1 Includes the gain of $186.6 million on the tax-free exchange of the retained shares of Knife River in the fourth quarter 2023. MDU Resources has reported Knife River’s results and the transaction costs and certain interest expenses associated with the spinoff as discontinued operations, and MDU Resources’ prior period results have been restated to reflect the spinoff.
2 Adjusted income from continuing operations excludes the gain on the tax-free exchange of the retained shares of Knife River as well as costs associated with MDU Resources’ strategic initiatives.
3Adjusted income from continuing operations, adjusted earnings per share from continuing operations and EBITDA are non-GAAP financial measures. Additional explanation is provided in the "Non-GAAP Financial Measures" section of this news release.

“We expect this strong momentum to continue into 2024 as we invest in transmission and distribution upgrades across our utility footprint and additional expansion projects at our natural gas pipeline business. Our construction services business also continues its growth trajectory, with strong backlog and margins, as we work toward the planned spinoff of this business in late 2024,” Kivisto said. “We look forward to providing more detail about our expectations for the future at our investor day on March 13 at the New York Stock Exchange.”

In the fourth quarter of 2023, the company on a GAAP basis earned $170.7 million, or 84 cents per share, compared to fourth quarter 2022 GAAP earnings of $117.1 million, or 57 cents per share. Fourth quarter 2023 income from continuing operations was $170.7 million, or 84 cents per share, compared to fourth quarter 2022 income from continuing operations of $103.9 million, or 51 cents per share. Adjusted income from continuing operations for fourth quarter 2023 was $98.8 million, or 48 cents per share, compared to adjusted income from continuing operations for fourth quarter 2022 of $107.6 million, or 53 cents per share. Additional information about the fourth quarter results is available following each business segment's financial table.

Results at each of MDU Resources’ continuing businesses were positively impacted in 2023 on a non-cash basis by higher investment returns on nonqualified benefit plans. Collectively, the positive earnings variance was approximately $17.7 million, or 9 cents per share, compared to 2022. In the fourth quarter of 2023, the positive earnings variance was approximately $1.8 million, or 1 cent per share, compared to fourth quarter 2022. The company attributes this change in investment returns to fluctuations in the financial markets.

Regulated Energy Delivery Highlights
Electric and Natural Gas Utility
The electric and natural gas utility earned $120.1 million in 2023, compared to $102.3 million in 2022. Results were driven by:
•Approved rate relief in certain electric and natural gas jurisdictions.
•Electric retail sales volumes increasing 25.5% compared to 2022, to an all-time record high for the company. The increase was primarily from electricity usage at a data center that began operating in the company’s service territory in mid-2023.
•Natural gas retail sales volumes decreasing 6.6% compared to 2022, largely related to warmer weather across the company’s service territory.
•Several non-recurring items with a net benefit of $3 million in 2023.

The utility, which serves 1.2 million customers, saw customer growth of 1.3% in 2023. It expects customer growth to continue at a rate of 1%-2% annually and rate base to grow approximately 7% on a compounded annual basis over the next five years.

Regulatory update:
•On Aug. 15, 2023, the utility filed with the South Dakota Public Utilities Commission an electric rate case requesting a revenue increase of $3 million, or 17.3%, and a natural gas rate case requesting a revenue increase of $7.4 million, or 11.2%. The requests are pending decisions by the commission. On Jan. 26, 2024, the utility requested an interim electric rate revenue increase of $2.7 million, or 15.4%, and an interim natural gas rate increase of $7.4 million, or 11.2%, to be effective March 1, 2024. The interim rates are subject to refund based on the commission’s decisions in the cases.
•On Oct. 2, 2023, the utility filed with the North Dakota Public Service Commission an electric service agreement request to serve an additional data center that is expected to be online in mid-2024 in its service territory. The request is pending a decision by the commission.
•On Nov. 1, 2023, the utility filed with the North Dakota Public Service Commission a natural gas rate case requesting a revenue increase of $11.6 million, or 7.5%. The utility implemented interim natural gas rates effective Jan. 1, 2024, that will increase revenue $10.1 million, or 6.5%. The interim rates are subject to refund based on the commission’s decision in the case.
•In 2024, the utility expects to file a multiyear natural gas rate case in Washington and natural gas rate cases in Montana, Oregon and Wyoming.

The company’s new Heskett Unit IV, an 88-megawatt natural gas-fired electric generating facility near Mandan, North Dakota, was expected to be online in 2023. Initial testing identified certain performance concerns. Modifications are being made and, barring any setbacks, the facility is now expected to be fully operational in the second quarter of 2024.

Pipeline
The pipeline business had record earnings of $46.9 million in 2023, up 33% compared to $35.3 million in 2022. Results were driven by:
•Record annual transportation volumes, which increased 17% compared to 2022. The volume increases were largely from higher contracted volume commitments on the North Bakken Expansion project and other expansion projects placed in service in 2022 and 2023. The company now has capacity to transport approximately 2.6 billion cubic feet of natural gas per day.
•Higher revenue from new transportation and storage rates, as approved by the Federal Energy Regulatory Commission, that were effective Aug. 1.
•Higher natural gas storage service usage.

The pipeline business has a number of additional growth projects underway:
•The 2023 Line Section 27 expansion project in northwestern North Dakota is expected to be in service in the first quarter of 2024. It will add 175 million cubic feet of natural gas transportation capacity per day.
•Construction is expected to begin in the second quarter on the Wahpeton expansion project, which will add approximately 20 million cubic feet of natural gas transportation capacity per day in eastern North Dakota. The project is expected to cost approximately $75 million and be in service in late 2024.
•The Line Section 28 expansion will serve a natural gas-fired power plant in northwestern North Dakota, which is supported by a long-term negotiated customer agreement. Construction is anticipated to begin in the second quarter and the project is expected to be in service in the third quarter of 2024. It will add 137 million cubic feet of natural gas transportation capacity per day.

Construction Services Highlights
The construction services business had record revenues of $2.85 billion and record earnings of $137.2 million in 2023, compared to revenues of $2.7 billion and earnings of $124.8 million in 2022. It also had record EBITDA of $222.7 million, compared to EBITDA of $193.4 million in 2022.

Results were driven by:
•Strong demand for commercial and institutional services work, particularly for hospitality, high-tech, data center and health care clients.
•Strong demand for utility-related transmission, distribution and underground work.
•Margin improvement from efficiency gains on projects and the overall combination of the type of work performed.
•Higher interest expense and labor costs.

Backlog for construction services remained strong at $2.01 billion as of Dec. 31, compared to $2.13 billion at Dec. 31, 2022.

As previously announced, MDU Resources is working toward a tax-free spinoff of its construction services business into a separate, publicly traded company. The spinoff is expected to be complete in late 2024.

Discontinued Operations and Adjusted Earnings
On May 31, 2023, MDU Resources completed a spinoff of approximately 90% of the outstanding shares of its construction materials subsidiary, Knife River, which became an independent, publicly traded company. MDU Resources completed a tax-free exchange of its retained shares of Knife River in the fourth quarter of 2023, and the gain is reported as part of MDU Resources’ Other segment. MDU Resources has reported Knife River’s results and the transaction costs and certain interest expenses associated with the spinoff as discontinued operations, and MDU Resources’ prior period results have been restated to reflect the spinoff.

MDU Resources is reporting adjusted income from continuing operations that excludes the gain on the tax-free exchange of the retained shares of Knife River as well as costs associated with MDU Resources’ strategic initiatives. Adjusted income from continuing operations is a non-GAAP measure. The “Non-GAAP Financial Measures” section of this news release explains the earnings adjustments. More information about MDU Resources’ strategic initiatives can be found on the company’s website at www.mdu.com.

Guidance
Because of MDU Resources’ ongoing strategic initiatives, the company is providing guidance for 2024 results by business. Guidance does not include transaction costs associated with the strategic initiatives or costs associated with standing up the construction services business as a public company. For 2024, MDU Resources expects:
•Earnings from its regulated energy delivery businesses in the range of $170 million to $180 million.
•Construction services revenues in the range of $2.9 billion to $3.1 billion, with margins comparable to 2023, and EBITDA of $220 million to $240 million.

The expected 2024 results are based on these assumptions:
•Normal weather for the year, including precipitation and temperatures, across all company markets.
•Normal economic and operating conditions.
•Continued availability of necessary equipment and materials.
•Electric and natural gas customer growth continuing at a rate of 1%-2% annually.
•No planned equity issuances.

Conference Call
MDU Resources’ management will discuss on a webcast at 2 p.m. EST today the company’s 2023 results. The webcast can be accessed at www.mdu.com under the “Investor Relations” heading. Select “Events & Presentations,” and click on “Year-End 2023 Earnings Conference Call.” A replay of the webcast will be available at the same location.

On March 13, MDU Resources will host an investor day at the New York Stock Exchange. The event also will be webcast. During the event, executive management will provide updates on operational strategy and financial plans as well as the expected tax-free spinoff of MDU Construction Services Group. Additional details about the investor day and webcast will be available on MDU Resources' website at www.mdu.com.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides essential products and services through its regulated energy delivery and construction services businesses. For more information about MDU Resources, visit www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095
Financial Contact: Brent Miller, assistant treasurer, 701-530-1730

Forward-Looking Statements
The information in this news release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, there is no assurance the company’s projections, including estimates for growth, shareholder value creation and financial guidance or other proposed strategies such as the pursuit of a tax-advantaged separation of its construction services business and proposed future structure of a pure-play regulated energy delivery company, will be achieved. Please refer to assumptions contained in this news release, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's most recent Form 10-K and subsequent filings with the Securities and Exchange Commission, including the company's Form 10-Q for the period ended Sept. 30, 2023.
Changes in such assumptions and factors could cause actual future results to differ materially from growth and financial guidance. All forward-looking statements in this news release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, the company does not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.
Throughout this news release, the company presents financial information prepared in accordance with GAAP, as well as EBITDA by operating segment, EBITDA from continuing operations, adjusted EBITDA from continuing operations, 2024 EBITDA guidance, adjusted income from continuing operations, and adjusted earnings per share from continuing operations, which are considered non-GAAP financial measures. The use of these non-GAAP financial measures should not be construed as alternatives to earnings, earnings per share, operating income or operating cash flows. The company believes the use of these non-GAAP financial measures are beneficial in evaluating the company's financial performance due to its diverse operations, its impacts related to the Knife River separation, and non-recurring costs associated with other strategic initiatives. Please refer to the "Non-GAAP Financial Measures" section contained in this document for additional information.

Consolidated Statements of Income
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
	(In millions, except per share amounts)
Operating revenues:	(Unaudited)
Electric, natural gas distribution and regulated pipeline	$495.7	$595.4	$1,789.6	$1,736.4
Non-regulated pipeline, construction services and other	639.6	727.1	2,867.7	2,705.4
Total operating revenues	1,135.3	1,322.5	4,657.3	4,441.8
Operating expenses:
Operation and maintenance:
Electric, natural gas distribution and regulated pipeline	100.2	93.5	397.0	375.3
Non-regulated pipeline, construction services and other	565.9	654.7	2,573.9	2,450.4
Total operation and maintenance	666.1	748.2	2,970.9	2,825.7
Purchased natural gas sold	200.1	313.4	742.9	757.9
Depreciation and amortization	54.7	51.5	213.6	210.0
Taxes, other than income	39.5	46.8	196.0	186.2
Electric fuel and purchased power	34.1	23.6	107.9	92.0
Total operating expenses	994.5	1,183.5	4,231.3	4,071.8
Operating income	140.8	139.0	426.0	370.0
Gain on tax-free exchange of retained shares in Knife River	16.4	—	186.6	—
Other income	12.4	8.7	41.6	11.2
Interest expense	31.7	22.4	114.3	80.7
Income before income taxes	137.9	125.3	539.9	300.5
Income tax expense (benefit)	(32.8)	21.4	59.5	49.7
Income from continuing operations	170.7	103.9	480.4	250.8
Discontinued operations, net of tax	—	13.2	(65.7)	116.7
Net income	$170.7	$117.1	$414.7	$367.5

Earnings per share – basic:
Income from continuing operations	$.84	$.51	$2.36	$1.23
Discontinued operations, net of tax	—	.06	(.32)	.58
Earnings per share – basic	$.84	$.57	$2.04	$1.81
Earnings per share – diluted:
Income from continuing operations	$.84	$.51	$2.36	$1.23
Discontinued operations, net of tax	—	.06	(.33)	.58
Earnings per share – diluted	$.84	$.57	$2.03	$1.81
Weighted average common shares outstanding – basic	203.7	203.4	203.6	203.4
Weighted average common shares outstanding – diluted	204.1	203.8	203.9	203.5

Selected Cash Flows Information[1]
	2023	2022
	(In millions)
Net cash provided by operating activities	$332.6	$510.0
Net cash used in investing activities	(540.8)	(638.9)
Net cash provided by financing activities	204.7	155.2
Increase (decrease) in cash and cash equivalents	(3.5)	26.3
Cash and cash equivalents - beginning of year	80.5	54.2
Cash and cash equivalents - end of year	$77.0	$80.5
[1]Includes cash flows from discontinued operations.

Capital Expenditures
Business Line	2023 Actual	2024 Estimated	2025 Estimated	2026 Estimated	2024 - 2028 Total Estimated
			(In millions)
Electric	$110	$113	$154	$199	$880
Natural gas distribution	275	337	301	288	1,423
Pipeline	116	107	77	42	405
Construction services[2]	35	52	—	—	52
Total capital expenditures[1]	$536	$609	$532	$529	$2,760

[1]Excludes "Other" category, as well as net proceeds from the sale or disposition of property
[2]Assumes proposed tax-free spinoff completed in late 2024
Note: Total capital expenditures is presented on a gross basis.
The capital program is subject to continued review and modification by the company. Actual expenditures may vary from the estimates due to changes in load growth, regulatory decisions and other factors, including the proposed separation of MDU Construction Services Group.

Non-GAAP Financial Measures
The company, in addition to presenting its earnings in conformity with GAAP, has provided non-GAAP financial measures of EBITDA by operating segment, EBITDA from continuing operations, adjusted EBITDA from continuing operations, 2024 EBITDA guidance, adjusted income from continuing operations, and adjusted earnings per share from continuing operations. The company defines EBITDA as net income (loss) attributable to the operating segment before interest; taxes; and depreciation and amortization; EBITDA from continuing operations as income (loss) from continuing operations before interest; taxes; and depreciation and amortization; and adjusted EBITDA from continuing operations as income (loss) from continuing operations before interest; taxes; and depreciation and amortization before any transaction-related impacts from strategic initiatives. The company defines adjusted income (loss) from continuing operations as income from continuing operations attributable to the company before any transaction-related impacts from strategic initiatives, including the gain on the tax-free exchange of its retained shares in Knife River; and adjusted earnings per share from continuing operations as earnings per share from continuing operations before any transaction-related impacts from strategic initiatives, including the realized gain on the tax-free exchange of the retained shares in Knife River.
The company believes these non-GAAP financial measures provide meaningful information to investors about operational efficiency compared to the company's peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels, capital investment, the gain on the tax-free exchange of retained shares in Knife River and the non-recurring costs associated with the company's strategic initiatives. The company’s management uses the non-GAAP financial measures in conjunction with GAAP results when evaluating the company’s operating results and calculating compensation packages. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare such financial measures with other companies’ non-GAAP financial measures having the same or similar names. The presentation of this additional information is not meant to be considered a substitution for financial measures prepared in accordance with GAAP. The company strongly encourages investors to review the consolidated financial statements in their entirety and to not rely on any single financial measure.
The following tables provide a reconciliation of consolidated income from continuing operations to adjusted income from continuing operations, earnings per share from continuing operations to adjusted earnings per share from continuing operations, GAAP net income to EBITDA from continuing operations, and GAAP net income to adjusted EBITDA from continuing operations for actual as well as forecasted results, as applicable. The reconciliation for each operating segment's EBITDA is included within each operating segment's condensed income statement.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
	(In millions, except per share amounts)
	(Unaudited)
Income from continuing operations	$170.7	$103.9	$480.4	$250.8
Adjustments:
Less: Gain on tax-free exchange of retained shares in Knife River[1]	16.4	—	186.6	—
Less: Reversal of previously recorded income taxes associated with the retained shares in Knife River	56.6	—	—	—
Costs attributable to strategic initiatives, net of tax[2,3]	1.1	3.7	11.3	3.7
Adjusted income from continuing operations	$98.8	$107.6	$305.1	$254.5

Earnings Per Share Reconciliation
Earnings per share from continuing operations	$.84	$.51	$2.36	$1.23
Adjustments:
Less: Earnings per share attributable to gain on tax-free exchange of retained shares in Knife River[1]	.08	—	.91	—
Less: Earnings per share attributable to the reversal of previously recorded income tax associated with the retained shares in Knife River	.28	—	—	—
Loss per share attributable to strategic initiative costs[2,3]	—	.02	.05	.02
Adjusted earnings per share from continuing operations	$.48	$.53	$1.50	$1.25

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
	(In millions)
Net income	$170.7	$117.1	$414.7	$367.5
Discontinued operations, net of tax	—	13.2	(65.7)	116.7
Income from continuing operations	170.7	103.9	480.4	250.8
Adjustments:
Interest expense	31.7	22.4	114.3	80.7
Income tax expense (benefit)	(32.8)	21.4	59.5	49.7
Depreciation and amortization	54.7	51.5	213.6	210.0
EBITDA from continuing operations	$224.3	$199.2	$867.8	$591.2
Adjustments:
Less: Gain on tax-free exchange of retained shares in Knife River[1]	16.4	—	186.6	—
Costs attributable to strategic initiatives, net of tax[2,3]	1.1	3.7	11.3	3.7
Adjusted EBITDA from continuing operations	$209.0	$202.9	$692.5	$594.9

[1] Includes gain of $16.4 million for the quarter and $186.6 million for the year ended 2023 associated with the tax-free exchange of retained shares in Knife River.
[2] Costs attributable to strategic initiatives in 2023 of $1.5 million, net of tax of $0.4 million for the quarter and $15.0 million, net of tax of $3.7 million for the year. Costs attributable to strategic initiatives in 2022 of $4.9 million, net of tax of $1.2 million for both the quarter and the year.
[3] For comparability, strategic initiative costs originally reported in 2022 have been adjusted. 2022 strategic initiative costs associated with the Knife River separation are now reflected in discontinued operations.

EBITDA Guidance Reconciliation for 2024
	Construction Services
	Low	High
	(In millions)
Income from continuing operations	$135.0	$150.0
Adjustments:
Interest expense	15.0	15.0
Income taxes	45.0	50.0
Depreciation and amortization	25.0	25.0
EBITDA from continuing operations	$220.0	$240.0

Electric	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2023	2022	Variance	2023	2022	Variance
	(In millions)
Operating revenues	$106.3	$98.4	8%	$401.2	$377.1	6%
Operating expenses:
Electric fuel and purchased power	34.1	23.6	44%	107.9	92.0	17%
Operation and maintenance	31.1	29.7	5%	119.6	120.7	(1)%
Depreciation and amortization	16.3	15.9	3%	64.2	67.8	(5)%
Taxes, other than income	3.4	3.4	—%	16.7	16.9	(1)%
Total operating expenses	84.9	72.6	17%	308.4	297.4	4%
Operating income	21.4	25.8	(17)%	92.8	79.7	16%
Other income	2.4	1.3	85%	5.8	0.5	NM
Interest expense	7.6	7.5	1%	28.0	28.5	(2)%
Income before taxes	16.2	19.6	(17)%	70.6	51.7	37%
Income tax benefit	(1.5)	—	100%	(1.0)	(5.4)	(81)%
Net income	$17.7	$19.6	(10)%	$71.6	$57.1	25%
Adjustments:
Interest expense	7.6	7.5	1%	28.0	28.5	(2)%
Income tax benefit	(1.5)	—	100%	(1.0)	(5.4)	(81)%
Depreciation and amortization	16.3	15.9	3%	64.2	67.8	(5)%
EBITDA	$40.1	$43.0	(7)%	$162.8	$148.0	10%
NM - not meaningful

Operating Statistics	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenues (millions)
Retail sales:
Residential	$33.7	$34.8	$134.1	$135.4
Commercial	45.1	37.4	164.1	142.7
Industrial	11.2	11.7	42.3	43.0
Other	1.9	1.9	7.1	7.3
	91.9	85.8	347.6	328.4
Other	14.4	12.6	53.6	48.7
	$106.3	$98.4	$401.2	$377.1
Volumes (million kWh)
Retail sales:
Residential	280.9	319.7	1,180.2	1,226.4
Commercial	730.6	386.0	2,350.5	1,437.7
Industrial	148.0	164.4	583.7	596.1
Other	20.3	22.0	81.8	83.7
	1,179.8	892.1	4,196.2	3,343.9
Average cost of electric fuel and purchased power per kWh	$.027	$.025	$.024	$.026

The electric business reported net income of $17.7 million for the fourth quarter of 2023, compared to $19.6 million for the same period in 2022. This decrease was largely the result of lower residential volumes due to warmer weather; a North Dakota earnings sharing accrual; and higher operation and maintenance expense, primarily payroll-related costs. The decrease in net income was partially offset by increased retail sales revenue, including an electric service agreement to provide power to a data center near Ellendale, North Dakota, higher transmission interconnect upgrades, and rate relief in Montana. The business also experienced higher investment returns on nonqualified benefit plans during the quarter.
For the full year, the electric business reported net income of $71.6 million, compared to $57.1 million in 2022. This increase was primarily the result of higher retail sales revenue due to rate relief in North Dakota and Montana, the electric service agreement as previously discussed, and higher transmission interconnect upgrades. Net income also was favorably impacted by higher returns on nonqualified benefit plans of $4.7 million. Lower residential volumes, primarily from cooler weather in the third quarter, partially offset the increases.
The previous table also includes items that are passed through to customers resulting in no impact to earnings. These items include $10.5 million and $15.9 million higher electric fuel and purchased power costs for the fourth quarter and the year ended 2023, respectively, which increased both operating revenues and electric fuel and purchased power.
The electric business's EBITDA increased $14.8 million in 2023 compared to 2022, primarily the result of higher retail sales revenue and increased investment returns, partially offset by lower residential sales volumes, as previously discussed.

Natural Gas Distribution	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2023	2022	Variance	2023	2022	Variance
	(In millions)
Operating revenues	$367.8	$480.5	(23)%	$1,287.5	$1,273.8	1%
Operating expenses:
Purchased natural gas sold	224.7	334.9	(33)%	805.1	816.1	(1)%
Operation and maintenance	54.4	50.8	7%	219.7	205.3	7%
Depreciation and amortization	24.8	22.1	12%	95.3	89.4	7%
Taxes, other than income	17.4	19.7	(12)%	75.2	71.1	6%
Total operating expenses	321.3	427.5	(25)%	1,195.3	1,181.9	1%
Operating income	46.5	53.0	(12)%	92.2	91.9	—%
Other income	6.4	2.9	121%	20.8	3.3	NM
Interest expense	15.4	12.3	25%	57.6	42.2	36%
Income before taxes	37.5	43.6	(14)%	55.4	53.0	5%
Income tax expense	7.0	9.2	(24)%	6.9	7.8	(12)%
Net income	$30.5	$34.4	(11)%	$48.5	$45.2	7%
Adjustments:
Interest expense	15.4	12.3	25%	57.6	42.2	36%
Income tax expense	7.0	9.2	(24)%	6.9	7.8	(12)%
Depreciation and amortization	24.8	22.1	12%	95.3	89.4	7%
EBITDA	$77.7	$78.0	—%	$208.3	$184.6	13%
NM - not meaningful

Operating Statistics	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenues (millions)
Retail Sales:
Residential	$209.9	$277.0	$726.1	$715.5
Commercial	126.6	172.6	441.2	450.9
Industrial	11.9	12.3	45.0	41.5
	348.4	461.9	1,212.3	1,207.9
Transportation and other	19.4	18.6	75.2	65.9
	$367.8	$480.5	$1,287.5	$1,273.8
Volumes (MMdk)
Retail sales:
Residential	22.7	27.5	69.3	74.8
Commercial	15.4	18.1	47.9	51.0
Industrial	1.6	1.5	5.4	5.4
	39.7	47.1	122.6	131.2
Transportation sales:
Commercial	.5	.6	1.9	2.0
Industrial	52.5	47.7	188.4	165.7
	53.0	48.3	190.3	167.7
Total throughput	92.7	95.4	312.9	298.9
Average cost of natural gas per dk	$5.65	$7.11	$6.57	$6.22

The natural gas distribution business reported net income of $30.5 million in the fourth quarter of 2023, compared to $34.4 million for the same period in 2022. The decrease was primarily driven by 15.7% lower natural gas retail sales volumes, largely within the residential and commercial customer classes as a result of warmer weather, with the impact partially offset by weather normalization and decoupling mechanisms. Higher operation and maintenance expense also decreased net income, primarily higher payroll-related costs and increased depreciation expense, largely due to increased asset additions. Also decreasing net income was higher interest expense from higher debt balances and increased interest rates, largely offset by increased interest income associated with higher purchased gas costs. These decreases were partially offset by increased retail sales revenue, primarily due to higher basic service charges, a gas cost-sharing mechanism in Oregon, and pipeline replacement mechanisms. The business was also favorably impacted by lower property taxes and 9.6% higher transportation volumes to electric generation and industrial customers.
For the full year, the natural gas distribution business reported net income of $48.5 million, compared to $45.2 million in 2022. This increase was primarily the result of higher retail sales revenue due to rate relief in Idaho and Washington, higher basic service charges, and recovery of short-term debt interest expense in Idaho related to increased gas costs. The business also benefited from an increase in investment returns on nonqualified benefit plans of $6.9 million. These increases were largely offset by higher operation and maintenance expense, primarily due to higher payroll-related costs. The business also experienced a 6.6% decrease in retail sales volumes to all customer classes, largely due to warmer weather, which was partially offset by weather normalization and decoupling mechanisms.
The previous table also includes items that are passed through to customers resulting in no impact to earnings. These items include $110.2 million and $11.0 million in lower natural gas costs for the fourth quarter and the year ended 2023, respectively, which decreased both operating revenues and purchased natural gas sold; $1.2 million lower revenue-based taxes for the fourth quarter that decreased both operating revenues and taxes, other than income; and $6.1 million in higher revenue-based taxes for the year ended 2023, that increased both operating revenues and taxes, other than income.
The natural gas distribution business's EBITDA increased $23.7 million in 2023 compared to 2022, primarily the result of higher retail sales and increased investment returns, partially offset by higher operation and maintenance expense and lower volumes, as previously discussed.

Pipeline	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2023	2022	Variance	2023	2022	Variance
	(In millions)
Operating revenues	$50.7	$41.3	23%	$177.6	$155.6	14%
Operating expenses:
Operation and maintenance	18.2	16.1	13%	70.8	60.9	16%
Depreciation and amortization	6.8	6.9	(1)%	26.8	26.9	—%
Taxes, other than income	1.2	2.3	(48)%	10.8	12.3	(12)%
Total operating expenses	26.2	25.3	4%	108.4	100.1	8%
Operating income	24.5	16.0	53%	69.2	55.5	25%
Other income	1.4	1.3	8%	3.9	1.3	200%
Interest expense	3.7	2.6	42%	13.3	10.1	32%
Income before taxes	22.2	14.7	51%	59.8	46.7	28%
Income tax expense	4.2	3.3	27%	12.4	10.5	18%
Income from continuing operations	18.0	11.4	58%	47.4	36.2	31%
Discontinued operations, net of tax[1]	—	(.4)	(100)%	(.5)	(.9)	(44)%
Net income	$18.0	$11.0	63%	$46.9	$35.3	33%
Adjustments:
Interest expense	3.7	2.6	42%	13.3	10.1	32%
Interest expense included in discontinued operations, net of tax	—	.4	(100)%	.5	.9	(44)%
Income tax expense	4.2	3.3	27%	12.4	10.5	18%
Depreciation and amortization	6.8	6.9	(1)%	26.8	26.9	—%
EBITDA	$32.7	$24.2	35%	$99.9	$83.7	19%
[1]Discontinued operations includes interest on debt facilities repaid in connection with the Knife River separation.

Operating Statistics	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Transportation volumes (MMdk)	148.0	125.8	567.2	482.9
Customer natural gas storage balance (MMdk):
Beginning of period	42.8	28.1	21.2	23.0
Net injection (withdrawal)	(5.1)	(6.9)	16.5	(1.8)
End of period	37.7	21.2	37.7	21.2

The pipeline business reported net income of $18.0 million in the fourth quarter of 2023, compared to $11.0 million for the same period in 2022. The increase was driven by higher transportation volumes primarily from organic growth projects placed in service in November 2023 and increased contracted volume commitments from the North Bakken Expansion project. New transportation and storage rates effective Aug. 1, 2023, and higher storage-related revenue also contributed to the increase. The business benefited from lower property taxes and increased non-regulated project margin. The increase was offset in part by higher operation and maintenance expense primarily attributable to payroll-related costs. The business also incurred higher interest expense as a result of higher interest rates and higher debt balances.
For the full year, the pipeline business reported net income of $46.9 million, compared to $35.3 million in 2022. The earnings increase was driven by higher transportation volumes, primarily from increased contracted volume commitments on the North Bakken Expansion project and a full year of benefit from this project; as well as organic growth projects placed in service in November 2023 and August 2022. In addition, revenues increased from new transportation and storage service rates effective Aug. 1, 2023, and higher storage-related activity. The business also benefited from higher investment returns of $2.4 million on nonqualified benefit plans, higher allowance for funds used during construction on the pipeline's organic growth projects, lower property taxes and higher non-regulated project margin. The increase was offset in part by higher operation and maintenance expense primarily attributable to payroll-related costs and contract services. The business also incurred higher interest expense as a result of higher interest rates and higher debt balances.
The pipeline business's EBITDA increased $16.2 million in 2023 compared to 2022, primarily from higher transportation and storage revenues, partially offset by higher operating costs, as previously discussed.

Construction Services	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2023	2022	Variance	2023	2022	Variance
	(In millions)
Operating revenues	$635.7	$724.2	(12)%	$2,854.4	$2,699.2	6%
Cost of sales:
Operation and maintenance	535.0	617.9	(13)%	2,426.1	2,325.9	4%
Depreciation and amortization	4.6	4.2	10%	18.3	16.9	8%
Taxes, other than income	16.3	20.0	(19)%	88.1	80.4	10%
Total cost of sales	555.9	642.1	(13)%	2,532.5	2,423.2	5%
Gross profit	79.8	82.1	(3)%	321.9	276.0	17%
Selling, general and administrative expense:
Operation and maintenance	26.5	25.4	4%	121.4	101.5	20%
Depreciation and amortization	1.3	1.3	—%	4.9	4.6	7%
Taxes, other than income	1.1	1.3	(15)%	5.1	5.3	(4)%
Total selling, general and administrative expense	28.9	28.0	3%	131.4	111.4	18%
Operating income	50.9	54.1	(6)%	190.5	164.6	16%
Other income	1.5	2.7	(44)%	9.0	7.3	23%
Interest expense	3.5	.1	NM	10.1	.2	NM
Income before taxes	48.9	56.7	(14)%	189.4	171.7	10%
Income tax expense	12.4	13.8	(10)%	47.0	42.2	11%
Income from continuing operations	36.5	42.9	(15)%	142.4	129.5	10%
Discontinued operations, net of tax[1]	—	(1.9)	(100)%	(5.2)	(4.7)	11%
Net income	$36.5	$41.0	(11)%	$137.2	$124.8	10%
Adjustments:
Interest expense	3.5	.1	NM	10.1	.2	NM
Interest expense included in discontinued operations, net of tax	—	1.9	(100)%	5.2	4.7	11%
Income tax expense	12.4	13.8	(10)%	47.0	42.2	11%
Depreciation and amortization	5.9	5.5	7%	23.2	21.5	8%
EBITDA	$58.3	$62.3	(6)%	$222.7	$193.4	15%
[1]Discontinued operations includes interest on debt facilities repaid in connection with the Knife River separation.
NM - not meaningful

Operating Statistics
	Revenue				Gross profit
	Three Months Ended		Twelve Months Ended		Three Months Ended		Twelve Months Ended
	December 31,		December 31,		December 31,		December 31,
	2023	2022	2023	2022	2023	2022	2023	2022
Business Line:	(In millions)
Electrical & mechanical
Commercial	$256.2	$337.5	$1,204.0	$1,082.5	$29.3	$33.0	$129.1	$105.2
Industrial	106.0	104.7	473.3	405.7	10.1	15.0	45.3	43.4
Institutional	67.2	60.5	262.4	215.5	4.5	1.5	16.3	3.8
Renewables	11.5	28.3	55.4	151.1	1.2	(.7)	3.5	(.6)
Service & other	13.8	16.1	139.8	143.0	5.3	5.0	19.6	19.8
	454.7	547.1	2,134.9	1,997.8	50.4	53.8	213.8	171.6
Transmission & distribution
Utility	168.6	167.6	677.5	645.1	28.3	28.1	105.1	100.3
Transportation	16.5	12.8	57.1	72.3	1.1	.2	3.0	4.1
	185.1	180.4	734.6	717.4	29.4	28.3	108.1	104.4
Intrasegment eliminations	(4.1)	(3.3)	(15.1)	(16.0)	—	—	—	—
Total	$635.7	$724.2	$2,854.4	$2,699.2	$79.8	$82.1	$321.9	$276.0

	Backlog at December 31,
	2023	2022
	(In millions)
Electrical & mechanical	$1,686	$1,861
Transmission & distribution	325	270
	$2,011	$2,131

The construction services business reported net income of $36.5 million in the fourth quarter of 2023, compared to $41.0 million for the same period in 2022. The decrease in net income was driven by lower electrical and mechanical gross profit in the industrial and commercial business lines due to project mix, as well as lower commercial workloads due to completion of large hospitality projects. Partially offsetting these items were higher institutional and renewable gross margins as a result of efficiency on certain projects in labor and materials costs compared to last year. The business also was negatively impacted by higher reserves for uncollectible accounts on certain projects, lower income from joint ventures, and increased interest expense due to higher interest rates. The decreases in net income were partially offset by increased transmission and distribution revenues, largely from higher transportation and utility-related workloads.
For the full year, the construction services business reported record net income of $137.2 million, compared to $124.8 million in 2022. The business had record revenue of $2.9 billion driven by higher electrical and mechanical workloads. Commercial workloads were favorably impacted by progress on large hospitality and data center projects. The institutional business line had higher margins due to efficiency in labor and material costs. Transmission and distribution revenues also increased, with higher distribution, transmission, and gas and underground utility projects, partially offset by lower transportation workloads, such as street lighting and government projects. Higher selling, general and administrative expense, largely attributable to increased payroll-related costs associated with operational growth, and higher reserve for uncollectible accounts on certain projects partially offset the income increases. Also decreasing net income was higher interest expense due to higher working capital needs and interest rates.
The construction services business's EBITDA increased $29.3 million in 2023 compared to 2022, primarily the result of higher gross profit, driven by the increase in revenues, offset in part by higher selling, general and administrative costs, as previously discussed.

Other	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2023	2022	Variance	2023	2022	Variance
	(In millions)
Operating revenues	$1.5	$1.5	—%	$8.0	$5.8	38%
Operating expenses:
Operation and maintenance	3.0	10.2	(71)%	22.5	22.9	(2)%
Depreciation and amortization	.9	1.1	(18)%	4.1	4.4	(7)%
Taxes, other than income	.1	.1	—%	.1	.2	(50)%
Total operating expenses	4.0	11.4	(65)%	26.7	27.5	(3)%
Operating loss	(2.5)	(9.9)	(75)%	(18.7)	(21.7)	(14)%
Gain on tax-free exchange of retained shares in Knife River	16.4	—	NM	186.6	—	NM
Other income	5.8	.8	NM	15.7	(.6)	NM
Interest expense	6.6	.2	NM	18.9	.3	NM
Income (loss) before taxes	13.1	(9.3)	(241)%	164.7	(22.6)	NM
Income tax benefit	(54.9)	(4.9)	NM	(5.8)	(5.4)	7%
Income (loss) from continuing operations	68.0	(4.4)	NM	170.5	(17.2)	NM
Discontinued operations, net of tax[1,2]	—	15.5	(100)%	(60.0)	122.3	(149)%
Net income	$68.0	$11.1	513%	$110.5	$105.1	5%
NM - not meaningful

Income from continuing operations	$68.0	$(4.4)	NM	$170.5	$(17.2)	NM
Adjustments:
Less: Gain on tax-free exchange of retained shares in Knife River[1]	16.4	—	NM	186.6	—	NM
Less: Reversal of previously recorded income taxes associated with the retained shares in Knife River	56.6	—	NM	—	—	—%
Costs attributable to strategic initiatives, net of tax[2,3]	1.1	3.7	NM	11.3	3.7	67%
Adjusted income (loss) from continuing operations	$(3.9)	$(.7)	457%	$(4.8)	$(13.5)	64%
[1] Includes gain of $16.4 million for the quarter and $186.6 million for the year ended 2023 associated with the tax-free exchange of retained shares in Knife River.
[2] Costs attributable to strategic initiatives in 2023 of $1.5 million, net of tax of $0.4 million for the quarter and $15.0 million, net of tax of $3.7 million year to date. Costs attributable to strategic initiatives in 2022 of $4.9 million, net of tax of $1.2 million for both the quarter and year to date.
[3]For comparability, strategic initiative costs originally reported in 2022 have been adjusted. 2022 strategic costs associated with the Knife River separation are now reflected in discontinued operations.

NM - not meaningful

On May 31, 2023, the company completed the separation of Knife River, its former construction materials and contracting segment, into a new publicly traded company. As a result of the separation, the historical results of operations for Knife River are shown in income (loss) from discontinued operations, except for allocated general corporate overhead costs of the company that do not meet the criteria for income (loss) from discontinued operations. Also included in discontinued operations are strategic initiative costs associated with the separation of Knife River.

During the fourth quarter of 2023, the company completed a tax-free exchange of its 5.7 million shares of its retained interest in Knife River, which is reflected in Other. This tax-free exchange resulted in a gain of $16.4 million for the fourth quarter. Other also experienced a benefit from the reversal of income taxes of $56.6 million associated with the company's previously recorded unrealized gain on the retained shares in Knife River. The company recorded income tax expense on the unrealized gain and once it completed the tax-free monetization of the retained interest, the taxes were reversed. Also contributing to the increase in net income was lower operation and maintenance expense due to lower strategic initiative costs, partially offset by higher interest expense.

For the full year, Other experienced a gain of $186.6 million related to the tax-free exchange of its retained shares in Knife River and higher interest income. Higher interest expense, primarily related to debt issued in connection with the Knife River separation, partially offset the increases in net income. Other also benefited from improved claims experience in 2023 at the captive insurer compared to 2022 due to the Knife River separation.
Also included in Other are general and administrative costs and interest expense previously allocated to the exploration and production and refining businesses that do not meet the criteria for income (loss) from discontinued operations.

Other Financial Data	December 31,
	2023	2022*
	(In millions, except per share amounts)
	(Unaudited)
Book value per common share	$14.26	$17.62
Market price per common share	$19.80	$30.34
Market value as a percent of book value	138.8%	172.2%
Total assets	$7,833	$9,661
Total equity	$2,905	$3,587
Total debt	$2,393	$2,404
Capitalization ratios:
Total equity	54.8%	59.9%
Total debt	45.2%	40.1%
	100.0%	100.0%
*2022 amounts include Knife River